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                                                                   EXHIBIT 10.7

RSA SOFTWARE, INC.

1. SPECIFICATIONS

After reviewing your Functional Specifications Checklist and my discussions with you and Paul Bryan of InTouch, we would deal with the following areas of
MetroBingo:

1.       User Interface
         -        All inputs screens (Text format only).
         -        Expected processing and outputs
         -        Workflow descriptions
         -        Event interaction
         -        Database Layout
         -        Database Integrity & File Relationship

2.    Reporting
         -        Detailing the required reports.

3.    Administration - Administrative functions

We would write two documents:

         Application Overview will outline the system, screen layouts and administrative functions/reports.

         Technical Guide will deal the databases, program flow and event interaction.

The approximate cost will be between $ 6,800 and $ 8,000.

We would also receive $ 25,000 in Softnet Shares (OTC BB:SFNT restricted 144). Based on Wednesday's closing of 1.375 this would be approximately 18,000 shares.

We would require deposit in the amount of $ 3,000 on your visit to Montreal before proceeding. Final payment would be on presentation of the final report in Vancouver.


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RSA SOFTWARE, INC.

2. Administrative Reports

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Once the database specification are accepted, we would then write the reports in
Crystal. Since at this time we don't know the number of reports required, it is hard to estimate but based on previous experience, would suggest the following as a staring point and have estimated for a maximum of 20 reports. The cost is approximately $200 per report and others could be added as needed.

1.   Summarized Player List                 11.      Daily Transaction list
2.   Detailed Player List                   12.      Audit List
3.   Lockup Table List                      13.       Cash Control Report
4,   Game Type List                         14.       Payout Report
5.   Game Schedule                          15.       Player Usage
6.   Players per Games                      16.       Advertising Report
7.    Payout Report                         17.
8.   Player Stats                           18.
9.   Player Transaction List                19.
10. Game Transaction List                   20.


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RSA SOFTWARE, INC.

3. SCHEDULE :
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Meeting with Fabrice in Montreal to define game outline        2-3 days

Write Application Overview and submit to Fabrice for approval  3-4 days

Fabrice review, approval and modifications                     2-3 days

Create database outline                                        3-4 days

Detail program flow and event interaction                      3-4 days

Meeting with Fabrice & Team in Vancouver                       4 days
With Technical Guide for final modifications                   (includes travel)

                                                               17-20 days

We would begin writing the reports once the database structures have been accepted.

4. OTHER CONDITIONS:

Travel, out of pocket expenses or the purchase of any required development software is not included and will be billed to MetroBingo and payable upon receipt

Any additional work not covered in this quote will be billed at our current hourly rates of $ 150 per hour or $ 50 hour plus $ 150 in Softnet Shares.

All amounts are in US Dollars.

Signed this 22nd day of April, 1999 in Montreal, Quebec.

Randy Soule                                              Fabrice L'Heureux
RSA Software, Inc                                        Metro Bingo

/S/ RANDY SOULE                                          /S/ FABRICE L'HEUREUX
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